Exhibit 99.1

Leading Proxy Advisory Firm ISS Recommends SORL Stockholders Vote “FOR” Proposed Going-Private Transaction and Parent Announces its Receipt of PRC Regulatory Approvals

ZHEJIANG, China, April 27, 2020 — SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, today announced that Institutional Shareholder Services Inc. (“ISS”) has recommended that SORL stockholders vote “FOR” the proposed going private transaction for $4.72 per share of common stock in cash, as contemplated in the Company’s previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 29, 2019, with Ruili International Inc. (“Parent”), and Ruili International Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

ISS is a leading independent international proxy advisory firm, and its voting analyses and recommendations are relied upon by thousands of major institutional investment firms, mutual funds and fiduciaries throughout the world.

The Company’s special meeting of stockholders (the “Meeting”) to consider and vote on, among other things, the proposal to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, will be held at 10 a.m. (Beijing time) on May 8, 2020. Due to the COVID-19 environment, stockholders are encouraged to vote promptly by telephone or by Internet--by following the instructions indicated on their proxy cards--to ensure that their shares are represented at the Meeting. The Company notes that failing to vote has the same effect as a vote Against the Merger.

The Company has retained Innisfree M&A Incorporated as its proxy solicitor to assist it in connection with its upcoming Meeting. Stockholders who have questions about the Merger Agreement or the Merger, need additional copies of the Company’s proxy materials, or need assistance in voting their shares are encouraged to contact Innisfree M&A Incorporated by phone at +1 (877) 825-8793 (TOLL-FREE from the U.S. and Canada) or +1 (412) 232-3651 (from other countries). Banks and brokers may call collet at +1 (212) 750-5833.

Parent has also informed the Company that Parent (through its affiliate) has completed and obtained all of the required regulatory approvals to consummate the Merger, including the overseas investment registration with Zhejiang Provincial Development and Reform Commission, the outbound investment registration with Zhejiang Provincial Department of Commerce and the registration with Rui’an branch of the State Administration of Foreign Exchange of the People’s Republic of China.

If stockholder approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, is obtained at the Meeting, subject to satisfaction of the other closing conditions, the Merger is expected to be consummated promptly thereafter. If and when completed, the Merger would result in the Company becoming a privately-held company and its common stock would no longer be listed on the NASDAQ.

The Company’s stockholders are urged to read carefully and in their entirety the Company’s definitive proxy materials, as they contain important information about the Company, the proposed Merger and related matters.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. (NASDAQ: SORL) is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Cautionary Statement Regarding Forward-Looking Statements

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to factors, risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.